Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT COMPANY NAMES STEPHEN J. KOVARY VICE PRESIDENT OPERATIONS

Philadelphia, PA – September 8, 2009 – Lannett Company, Inc. (NYSE Amex: LCI), a manufacturer of generic pharmaceuticals, today announced the appointment of Stephen J. Kovary as vice president - operations, succeeding Bernard Sandiford who retired.  Kovary will report to Arthur Bedrosian, president and chief executive officer of Lannett.

“Stephen brings extensive operations, plant management and manufacturing experience,” said Bedrosian.  “He’s a veteran of the pharmaceutical industry, having held senior management positions with some of the largest and best known pharmaceutical companies in the world.  We welcome him to the Lannett family and look forward to benefiting from his expertise and insights.”

Kovary, 52, most recently served as vice president, plant manager for PF Laboratories, a division of Purdue Pharma.  Earlier, he was director of manufacturing for Pliva, Inc., and before that rose through the management ranks of Abbott Laboratories to become senior director of operations.  Kovary earned a bachelor of science degree in pharmacy from Rutgers University’s Ernest Mario School of Pharmacy and a master of business administration degree from Fairleigh Dickinson University.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

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